CPI Aerostructures, Inc.	CVU	Q4 2010 Earnings Call	Mar. 9, 2011
Company▲	Ticker▲	Event Type▲	Date▲

MANAGEMENT DISCUSSION SECTION

Operator:  Greeting and welcome to the CPI Aerostructures Incorporated 2010 Fourth Quarter Financial Results. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host Mr. Edward Fred, President and Chief Executive Officer for CPI Aerostructures Incorporated. Thank you, Mr. Fred you may begin.

Edward Fred, President and Chief Executive Officer

Thank you. Good morning and thank you, all for joining us for our Fourth Quarter and Year-end 2010 Conference Call. If you need a copy of the press release issued this morning, please contact Linda Latman of the Equity Group at 212-836-9609 and she will fax or e-mail a copy to you. Also, if you would like to listen to this call again, you can hear a replay on our website’s Investor Relations section in about an hour at www.cpiaero.com.

Before we get started, I want to remind investors that this conference call will contain certain forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from projected results. Included in these risks are the government’s ability to terminate their contracts with us at any time, the government’s ability to reduce or modify its contracts if its requirements or budgetary constraints change, the government’s right to suspend or bar us from doing business with them, as well as competition in the bidding process for both government and subcontracting contracts.

Our subcontracting customers also have the ability to terminate their contracts with us, if we fail to meet the requirements of those contracts or if the customer reduces or modifies its contracts to them due to budgetary constraint. Given these uncertainties, listeners are cautioned not to place undue reliance on any forward-looking statement contained in this conference call. Additional information concerning these and other risks can be found in our filings with the SEC.

This morning, I will give you a brief overview of our 2010 full year results, as audited and pre-adjusted. I will then hand the call over to Vince Palazzolo, our CFO, so he can walk you through the financial statement details. Then I will comment on the current business environment, our guidance for 2011 and ‘12, and then briefly wrap things up and open the call to questions.

As reported earlier this morning, the year ended December 31, 2010, revenue reached an all time high of approximately $43.99 million. Pre-tax income was approximately $543,000 compared to 2009’s pre-tax income of approximately $5,861,000. Net income was approximately $530,000 or $0.08 per diluted share, compared to approximately $3,946,000 or $0.64 per diluted share for 2009.

Selling, general and administrative expenses for 2010 were approximately $5,415,000 or 12.3% of revenue, compared to approximately $5,198,000 or 11.8% of revenue for 2009. Total contract awards for the year were a record $61.7 million. Pre-adjustments 2010 year-end results, which are unaudited, were as follows revenue was approximately $51.1 million compared to $43.9 million in 2009, an increase of approximately 16.4%.

Gross margin was approximately 26%, as compared to 26% also in 2009. Pre-tax income was approximately $7.2 million as it compared to $5.9 million for 2009, an increase of approximately 22%, and net income was approximately $5 million compared to $3.9 million in 2009, an increase of approximately 28.2%.

CPI Aerostructures, Inc.	CVU	Q4 2010 Earnings Call	Mar. 9, 2011
Company▲	Ticker▲	Event Type▲	Date▲

So with that prelude, let me introduce Vince Palazzolo, so he can walk you through the details of the quarter.

Vincent Palazzolo, Chief Financial Officer

Thanks, Ed. As reported in this morning’s press release, comparing the final quarter of 2010 to the final quarter of 2009, revenue was $7,464,546 compared to $12,729,858. Gross margin was a negative 45%, as compared to a positive 30%. Pre-tax loss was $4,758,535, compared to a pre-tax income of $2,240,661.

Net loss was $2,965,535 or $0.44 per diluted share, compared to net income of $1,559,661 or $0.25 per diluted share. Selling, general and administrative expenses were approximately $1,364,000 or 18.3% of revenue, compared to approximately $1,509,000 or 11.9% of revenue.

At this point, let me hand the call back over to Ed for an overview of the business.

Edward Fred, President and Chief Executive Officer

Thanks Vince. Our pre-adjusted results demonstrate that we met our projections for 2010 and operationally had better results than in 2009. However, as we reported in January 2011, the Department of Defense asked us to terminate the T-38 program one release earlier than expected, and this caused the company to revise its revenue estimates.

This non-cash adjustment is a GAAP change in estimate and conforms to the procedures used for percentage of completion method of accounting. The DOD placed purchase orders for nine of the 10 projected years of the T-38 program. By not placing an order for the final release on the program, the value of the contract approximated $56 million instead of the $61 million contract that CPI Aero had estimated.

This program was accounted for using percentage of completion method, in accordance with GAAP, percentage of completion method permits the company to developed Estimates At Completion or EACs, for the life of the program.

At the time of the contract started in 2001, we applied a more conservative approach, projecting only one fiscal year ahead of what was on firm delivery orders, versus developing an EAC for a 10-year period. The method used for the T-38 contract resulted in a revenue adjustment based on the change in estimate.

We currently have two other contracts subject to early termination/completion that are accounted for in a similar manner on which, based on the current facts, we have also adjusted revenue based on changes in estimate.

Such adjustments have the effects of eliminating the possibility of similar revenue adjustments on these ongoing contracts of future years. In addition, on all but these three contracts if the program is terminated early, there would not be a significant revenue adjustment, as the current estimates reflect only revenue for orders released by the customer.

It is important to focus upon the following points. Pre-adjustment, CPI Aero achieved its guidance levels, as anticipated. These adjustments do not impact our guidance provided for 2011 and 2012. For 2011, we continue to expect revenue to be in the range of $78 to $81 million, with resulting net income in the range of $9.2 to $9.5 million. In addition, we estimate that for

CPI Aerostructures, Inc.	CVU	Q4 2010 Earnings Call	Mar. 9, 2011
Company▲	Ticker▲	Event Type▲	Date▲

2012, revenue should be in the range of $88 to $91 million, with resulting net income in the range of $11 to $12 million.

The three-year compounded annual growth rate provided by CPI in 2008, for both revenue and net income, is still intact and unadjusted. The 2010 pre-adjusted results included only $550,000 of revenue from these three programs, so the impact was minimal at best, and would not have impacted our ability to attain our guidance levels. In fact, the margin contributed by these jobs was negative, so net income would have been higher had these not been included in the results.

Our 2011 and 2012 guidance did not anticipate any revenue from these three programs. These adjustments do not impact continuing operations in any way, other than the CPI will pay less income taxes for 2010. And lastly, contract awards for 2010 of $61.7 million, set a new record, which we expect to build upon.

Thus far this year, we have already booked approximately $22.1 million of additional contract awards. On a separate note, CPI Aero will continue to tell its story as often as possible over the next few months. And to that point, we presented at the Cowen 36th Annual Aerospace and Defense Contract (sic) [Cowen 32nd Annual Aerospace and Defense Conference] on February 10th in New York City.

And we are scheduled to present the following financial and/or aerospace and defense conferences in the next two months. The Roth 23rd Annual Growth Stock Conference on Monday, March 14th, Laguna Niguel; the Noble Financial 7th Annual Equity Conference on May 16th and 17th in Fort Lauderdale; the B. Riley & Company 12th Annual Investor Conference on May 23rd through May 25th in Santa Monica, California, and the Stephens Spring Investment Conference on May 24th and May 25th in New York City. We look forward to seeing some of you there as we have in other years.

We look forward to the next two years with great anticipation and excitement as we execute on our contracts, develop new customers, and deliver unprecedented financial results for our company. At this point, I’d like to open the floor to questions. Diego, can you allow callers to place questions now please?

CPI Aerostructures, Inc.	CVU	Q4 2010 Earnings Call	Mar. 9, 2011
Company▲	Ticker▲	Event Type▲	Date▲

QUESTION AND ANSWER SECTION

Operator:  Thank you sir. [Operator instructions] Our first question comes from Rick Hoss with Roth Capital Partners. Please state your questions.

<Q – Richard Hoss>: Hi, good morning.

<A – Edward Fred>: Hey, Rick.

<Q – Richard Hoss>: Ed, the solicitations versus last year, I think we're higher if I’m not mistaken, I think at about $270 last year in the fourth quarter and then it was 384 last quarter?

<A – Edward Fred>: That’s correct and now...

<A – Vincent Palazzolo>: It’s at $486.

<Q – Richard Hoss>: Correct. So, of the solicitations that you have this year, I guess versus last year, what percentage are commercial versus military biz versus last year?

<A – Edward Fred>: I would say to you that probably 90% of the growth is – I’m not going to call it commercial necessary, I’ll call it non-military, meaning commercial and/or biz jets, but about 90% of that growth is in that area.

<Q – Richard Hoss>: Okay, so the incremental increase in solicitation, most of it came from the non-military side of it?

<A – Edward Fred>: Correct.

<Q – Richard Hoss>: Okay. And the conversion of solicitations and I think we’re – we'll have to go compare ‘08 to ‘09 in this case. What’s the trend? Is it flat, is it increasing, is it decreasing? How should we look at it?

<A – Edward Fred>: I think it’s hard to categorize only because a level at which we are now submitting bids have increased substantially from where it was in ‘08 versus ‘09. It remains to be seen at this moment – what that conversion rate is. All I can tell you is that we’re very, very excited about what we have in for bid right now and what our potential is for victories on a lot of these.

But there isn’t a true, what I’ll call conversion rate, I mean – if you look at 2008 theoretically I could say to you, dollar-wise our conversion rate was ridiculously high because the three biggest things we had in the pipeline were the E-2, the A-10 and the G650, and oh, wow we won all three of those. So that could skew it somewhat.

We’re more diverse now even in the bids we have out there. I don’t expect to win – 95% of the $486 million that’s out there. Then again, we don’t need to. I think – I really – that’s really all I can say do you want it, I don’t know that I can compare apples-to-apples for you because they really don’t exist right now.

<Q – Richard Hoss>: Okay, that’s fair. As far as ‘11 and ‘12 guidance, what percentage of military versus non-military, roughly?

<A – Edward Fred>: Yeah, for those two years? Because – and I’m going to classify this for you. If we are providing a product for Boeing, it’s on a military contract for them, we call that military. So with that as the lead in for both years, we’re still looking right now at about 65% military, about 35% non-military

CPI Aerostructures, Inc.	CVU	Q4 2010 Earnings Call	Mar. 9, 2011
Company▲	Ticker▲	Event Type▲	Date▲

<Q – Richard Hoss>: Okay. And so, when we think about scenarios of which would require and increase the guidance, so likelihood of that increase would come from non-military type of orders?

<A – Edward Fred>: That’s pretty much correct, Rick. There might be one exception, but you’re right. In general, it will come from non-military orders.

<Q – Richard Hoss>: Okay. And then last question Vince, can you give me a percentage distribution for the guidance in just ‘11. How should we think about how – say – call it $80 million in revenue? How was that distributed amongst the quarters?

<A – Vincent Palazzolo>: We normally don’t do quarterly guidance, but there is not an unusual spike in any quarter, let me say that. I can’t say that it'll be a straight line across or straight line up, but there is no unusual quarter. Yeah, there is no unusual quarter, first should be lowest, fourth should be highest, two in the middle should be about average.

<Q – Richard Hoss>: That’s fair. So the first quarter lowest, two and three kind of flat with respect to each other in the middle and then the fourth highest?

<A – Vincent Palazzolo>: Yeah.

<Q – Richard Hoss>: Separate?

<A – Edward Fred>: Well, that’s what we basically do historically, Rick.

<Q – Richard Hoss>: Okay, that works. Thanks guys.

<A – Edward Fred>: Thank you. See you next week.

Operator:  Our next question comes from Marco Rodriguez with Stonegate Securities. Please state your question.

<Q – Marco Rodriguez>: Good morning guys. [inaudible].

<A – Edward Fred>: Hey, Marco. How are you?

<Q – Marco Rodriguez>: I’m good and yourself?

<A – Edward Fred>: Good. Thanks.

<Q – Marco Rodriguez>: I have a couple of quick housekeeping items to kind of run through real quickly. Just wondering if you could kind of review the sequential increase on accounts receivable on the balance sheet, also looks like you use your LC of the quarter, and can you provide cash flow from operation and CapEx for the year and if you take out all of the non-cash charge, what would have been diluted share count then?

<A – Edward Fred>: I’m sorry, what was your last part?

<Q – Marco Rodriguez>: If you take out the non-cash charge what would have been the diluted share count for the quarter.

<A – Edward Fred>: It’s the same.

CPI Aerostructures, Inc.	CVU	Q4 2010 Earnings Call	Mar. 9, 2011
Company▲	Ticker▲	Event Type▲	Date▲

<A – Vincent Palazzolo>: The share count would remain the same. The non-cash charges were about $386,000 in depreciation and amortization and about $554,000 worth of charges for stock options. Those are our only non-cash charges.

<Q – Marco Rodriguez>: I meant the revenue.  If you take out the $7.2 million charge,  you would have had a positive net income?

<A – Vincent Palazzolo>: That’s correct.

<Q – Marco Rodriguez>: Right, I’m assuming the 6.7 million share as a basic, so what would have been fully diluted, have you had 5 million or – that positive income for the quarter?

<A – Edward Fred>: Well, we have about 270,000 incremental shares in the quarter had – we had a positive fourth quarter.

<Q – Marco Rodriguez>: Okay.

<A – Edward Fred>: We had incremental shares for the full-year because we did still have a positive full-year.

<Q – Marco Rodriguez>: Okay.  And then the receivables, line of credit, cash flow and CapEx. Any color behind those?

<A – Vincent Palazzolo>: [inaudible].

<A – Edward Fred>: Well, the receivables, when you say receivables, you’re asking about pure accounts receivable or the CENE account?

<Q – Marco Rodriguez>: No, the accounts receivable, just pure accounts receivable?

<A – Edward Fred>: It’s higher because we have higher shipping against some of the bigger orders in the – at the tail end of 2010, I almost said 2011. Sorry, 2010, plus we have some progress builds that we’re allowed to do on the bigger orders that we had reached a couple of milestones and that's sitting in accounts receivable.

<Q – Marco Rodriguez>: Has that come down at all or we’re still at the same levels?

<A – Edward Fred>: It should be down by the quarter-end. Although, we may have some more support progress build at the end of the quarter, but I would say that the receivable balance should be down by the end of the quarter.

<Q – Marco Rodriguez>: Okay and you talked a little bit about the line of credit, what you’re using that for?

<A – Edward Fred>: The line of credit is being used to pay the high procurement levels on those big orders. Although we do get progress payments, we only get a percentage against it. And we haven’t gotten the full amount yet; we haven’t received those progress payments yet or haven’t got the date for the financial statements. So we would drew against the line to cover that.

<Q – Marco Rodriguez>: Are you expecting that to go down next quarter or the next couple of quarters or how should we think about that?

<A – Vincent Palazzolo>: I would say that’s depending on how we do with all of our shipping. It could go down; it might not go down, depending on the way that our procurement levels are at the

CPI Aerostructures, Inc.	CVU	Q4 2010 Earnings Call	Mar. 9, 2011
Company▲	Ticker▲	Event Type▲	Date▲

tail end of this quarter. We still got a couple of weeks and we do have a lot of stuff that’s been coming in. So it’s possible that it could still be high.

<A – Edward Fred>: It will also depend, Marco, on how quickly our customers pay their progress payments et cetera.

<Q – Marco Rodriguez>: Right, right.

<A – Edward Fred>: But all it is at this stage is timing.

<Q – Marco Rodriguez>: Okay.

<A – Edward Fred>: By later in the year, we catch up the production versus progress payments and milestones and that goes away.

<Q – Marco Rodriguez>: Okay. And cash flow from operations should be in the CapEx?

<A – Vincent Palazzolo>: For 2010?

<A – Edward Fred>: ‘11

<Q – Marco Rodriguez>: For ‘10.

<A – Vincent Palazzolo>: I’m sorry?

<Q – Marco Rodriguez>: For 2010?

<A – Vincent Palazzolo>: Cash flow from operations was extremely negative. Well, $4 million negative because of the big build up in the CENE for the big programs. CapEx was only $30,000.

<Q – Marco Rodriguez>: Okay. And then lastly, I was wondering if you could discuss where you guys are right now versus expectations on the production cycles for the A-10, the E-2D and the G650. Any sort of color on time and also the departure?

<A – Vincent Palazzolo>: The production cycles we're right where the planning is on those jobs, which is – was anticipated I should say on those jobs. They are in the ramp up stage still, which is what’s causing some of that cash flow that we – this cash flow, negative cash – we discussed just a couple of minutes ago. So I would say that cycle still has another four or five months to go before we begin the turnaround and starting to put sort of heavier shipping portion of those jobs.

<Q – Marco Rodriguez>: That’s helpful. And at last, just trying to following up on a previous question in regard to – I guess the close rate on the bids outstanding. Can you provide any sort of a range which you might be thinking about going forward?

<A – Edward Fred>: Not really. First of all I’m not sure what we’re going to get. I’m personally optimistic. I’ll say that as Ed Fred and not as the CEO of the company, that we’re going to win off really more than our fair share of some of this bidding. A lot of it’s in our sweet spot, it’s in the niche, we produced things, they’re complex structure, that a lot of smaller guys can’t do and a lot of the bigger guys can’t do as cheaply as we can. So we’re very encouraged about what the rest of this year looks like – on new awards.

The other thing that I think should encourage anybody listening, anybody watching CPI as it encourages us, is growth in that account. As Rick said in the last question, on last year this time, $270 million, last time we reported $384 million, now $486 million. So we’ve more than doubled the

CPI Aerostructures, Inc.	CVU	Q4 2010 Earnings Call	Mar. 9, 2011
Company▲	Ticker▲	Event Type▲	Date▲

 number of bids outstanding from a year ago, let’s say and we were up over 25% from where we were two months ago when we reported to you.

What that means is obvious, yes, we’re bidding on more but you got to read deeper into it. It’s not as if we can just go out, find bids and bid it up and make that account look good. These are potential customers or current customers on potentially other things, who have either asked us to bid or sent us the bid package as part of their procurement process, which means that CPI is earning a reputation as a tremendous provider of structural aircraft parts. I can tell you without categorizing it for you, that there are a myriad of new customers in this $486 million number and they came to CPI and asked us if we would bid on things for them.

So they’re hearing about us throughout the industry now. So to us, that’s extremely exciting. We’re going to have a quarter somewhere guys where that number goes down. It will go down, because a) we won’t win everything we’ve been on and it’ll – being removed from the list albeit we will win a whole bunch of stuff and it will just make that number go down. The fact though that we’ve been able to grow at almost $0.5 billion and even if it does go down, we know we’ll refill it going forward because of the activity we now have with the entire aerospace industry goes extremely well, not such for ‘11 and ‘12,  the now years after that ‘13 through ‘15, ‘16, ‘17. Everything that big that we bid on basically has a five to six year life. So, anything we would have win this year, you’re looking at generating revenue at a minimum for 2016 and probably longer.

<Q – Marco Rodriguez>: Is that possible – and then, inside those outstanding, are there any larger than normal bids or anything that’s the kind of skewing the rate if you will?

<A – Edward Fred>: Well, perhaps with some customers, yes. I mean as you – as I’ve recorded numerous times we’ve got $125 million of that number or I guess it’s a $115 now or something like that with Sikorsky. It’s not one contract for $125 million, obviously. And so there is no – in another words, we didn’t just submit $100 million contract to somebody and that’s how our number bounced. Now, we may have other customers where we’ve submitted $50, $75 or $100 million worth of bids, but it wouldn’t be on one piece.

<Q – Marco Rodriguez>: Okay, all right. Great, well that’s what I was looking for. Thanks a lot guys.

<A – Edward Fred>: All right. Take care, Marco.

Operator:  Thank you. Our next question comes from Michael Potter with Monarch Capital Group. Please state your question.

<Q – Michael Potter>: Hey guys.

<A – Edward Fred>: Hey, Mike. How are you?

<Q – Michael Potter>: Congratulations on continued progress on moving forward.

<A – Edward Fred>: Thanks.

<Q – Michael Potter>: Couple of questions. With the gold certification by Sikorsky, has that enabled us to start bidding on other work from the United Technology?

<A – Edward Fred>: I think we’ve seen...

<Q – Michael Potter>: From United Technology family?

CPI Aerostructures, Inc.	CVU	Q4 2010 Earnings Call	Mar. 9, 2011
Company▲	Ticker▲	Event Type▲	Date▲

<A – Edward Fred>: Yeah, I think we’ve seen one proposal from a non-Sikorsky company within the United Technology family. Quite frankly, it wasn’t anything that we would be interested in building, but it did indicate exactly what supplier gold is supposed to indicate and that is that every division in Sikorsky now, when they’re looking for something of a structural type, starts with the gold supplier list.

This is a – part of an organization of Sikorsky. We’ve never dealt with before at all. We didn’t even know the people’s names and they came to us and said, would you like to bid on this or can you bid on this, or would you take a look at this. So yeah,  I believe this system works if that’s the question.

<Q – Michael Potter>: Okay, great. Have we started an outreach to the other division ourselves?

<A – Edward Fred>: Absolutely.

<Q – Michael Potter>: Be proactive? Yeah.

<A – Edward Fred>: Absolutely, we’ve got people up there. We have people travel to Sikorsky once a week, usually every Thursday. Their visits now have expanded outside Sikorsky and once a week we’re visiting another division of UTC.

<Q – Michael Potter>: All right, terrific. Can you give us an update on – I guess the non-Sikorsky helicopter manufacturers. Are we making any progress adding them to our client list?

<A – Edward Fred>: We’re working extremely hard – I mean, I have not hidden the fact that we are working on Bell very, very hard. We’ve submitted things to them. We’re encouraged by some of the feedback we have gotten from them, like anything and like Sikorsky was,  and like Northrop Grumman was,  and like Boeing was. You know, it’s a process of a couple of years in a lot of cases and certainly with something like that, to generate one of those companies as a customer.

Now,  we truly feel that we’re very close to that stage, where we will be able to call Bell a customer in the near future and the same is true perhaps with a couple of other executive jet manufacturers as I put in my presentation, which you’ve seen and probably everybody on the phone has seen. We go after Bombardier, we’ve talked to Cessna and we’re cultivating those relationships as well. Unfortunately, none of it ever happens as fast as we’d like it to.

<Q – Michael Potter>: Okay. But these are hopefully 2011 events?

<A – Edward Fred>: We sure hope so. You bet.

<Q – Michael Potter>: All right and speaking of the G650. I guess – the plane is in production currently?

<A – Edward Fred>: It’s not in production per se. They are building their first couple of production models. I would not say to you it was an in-production aircraft, yet it doesn’t have FAA approval yet and they’re still doing testing on a lot of it. But everything the CEO of GD says is that displaying the first production units will be delivered at the tail-end of 2011 and then they will produce – production levels in 2012 and beyond. But it’s not like they’re rolling one off a month, at this stage.

<Q – Michael Potter>: And are we in talks with them, I guess, we have the leading edges. Are we still talking to them about potentially getting the trailing edges back?

<A – Edward Fred>: Yes, absolute. Trailing edges and flaps we want them back. We’ve had conversations with them.  Right now, quite honestly, I think their Spirit’s focus is on making sure Gulfstream

CPI Aerostructures, Inc.	CVU	Q4 2010 Earnings Call	Mar. 9, 2011
Company▲	Ticker▲	Event Type▲	Date▲

and gets everything it needs for this first round of production stuff. We’ve been told by Spirit that towards the tail-end of this year, third or fourth quarter, we will sit down and reevaluate that. And from that perspective, I think what’s really important for all of us is the 787 getting back on line. Because one of the reasons Spirit farmed out those three structural parts for the G650 was that they had completely geared up to do all of the offload work they have on the 787.

Now, when that went away, I think they killed a couple of birds with one stone, yes a) they were worried about production time based on engineering, and so they wanted to take it in and have ownership of it but b) they had a whole warehouse and a whole shop and a whole list of employees who were under-utilized at that moment. And so this helped fill that gap, but if you go back to the strategy or the reason that they also parceled it out, 787 comes back as is expected soon and that strategy should come right back in the flow.

<Q – Michael Potter>: And they’ve had active discussions with us about this?

<A – Edward Fred>: Absolutely.

<Q – Michael Potter>: About the ramp up of the 787 and the need to pull more of their personnel back on to that project?

<A – Edward Fred>: That is correct.

<Q – Michael Potter>: Okay. On the A-10, how is that progressing and is there an opportunity to get more work out of Boeing on that project?

<A – Edward Fred>: Industrial intelligents tells us that Boeing is trying to become the supplier of all parts good and wonderful on the A-10. They want to be the A-10 repair person, if you will, or the replacement company. And so obviously if we continue to produce as well as we do on the wing elements we’re building, if there is a fuselage part, if there is a flight surface part, if there are tail pieces, anything like that, we think we have a great opportunity to be able to pickup extra work, but that comes as Boeing gets it.

Right now our focus, like Boeing’s, is, let’s just continue to build these parts as quickly and as well as we can, get them to the U.S. Air Force to fulfill their requirements on their program. But again, this is all I mean, that’s not going to be anything that Boeing wins and we get awarded in 2011 on an A-10. So the focus for 2011 is the wing parts that we're building and I don’t think anybody is upset by that or expect to get more right now.

<Q – Michael Potter>: All right guys. Thanks a lot, keep up the good work.

<A – Edward Fred>: Thanks, Mike. Take care.

Operator:  [Operator Instructions] Our next question comes from Jay Kumar with [inaudible]. Please state your question.

<Q>: Hey guys, two questions. One is the – how does the year look like for 2011 right now, as you are seeing in the last two and half months?

<A – Edward Fred>: What do you mean? Do we...?

<Q>: The Jan and the Feb, how are the months look in terms of revenue growth?

<A – Edward Fred>: We are right on track right now for what we expect, and again we don’t give quarterly guidance, but we obviously have our own internal projections of what each quarter should look like and we think...

CPI Aerostructures, Inc.	CVU	Q4 2010 Earnings Call	Mar. 9, 2011
Company▲	Ticker▲	Event Type▲	Date▲

<Q>: So is it as good as the first quarter of 2010 or better than first quarter of 2010?

<A – Edward Fred>: I would say to you that that’s more than likely yes, absolutely, because we’re not grown from $50 to $80 million in a year and doing it all in one quarter. So yes, each quarter of 2010 should be – I am sorry of ‘11 should be better than the quarter was in 2010.

<Q>: Okay, so the $73 to $80 million is going to be divided pretty much equally over the four quarters? That’s what you're saying.

<A – Edward Fred>: No, that’s not what I said. What I said to you was we are growing from $50 million to $80 million in 2011.

<Q>: Right.

<A – Edward Fred>: And in order to do that, we absolutely anticipate that each related quarter, meaning first quarter of ‘11 versus ‘10, second quarter of ‘11 versus ‘10, third quarter should all be higher than the quarter from last year. As Vince also said, I believe to Rick it was when he asked. The first quarter this year will be the lowest quarter we normally would have, second and third can vary a little bit, who is higher and who is lower, but they are usually higher than the first, and then the fourth will be the highest quarter we have and that’s pretty obvious despite the ramp up we are doing.

<Q>: Okay. What – I mean which of your program, what percentage of the revenue is the highest of program in terms of A-10 or something, what percentage does it make of your revenue?

<A – Edward Fred>: I don’t think we have any program for 2011 that’s going to generate more than about 12%.

<Q>: 12%.

<A – Edward Fred>: Right.

<Q>: Because that’s – okay.

<A – Edward Fred>: We might have one that generates about 15%, but understand it; we tend not to break these out. We look at this almost as a group since we won the three of them at the same time. They all geared up at the same time. Those three programs, E-2, A-10, G650, should generate somewhere in the  40% to 45% range I guess in total revenue.

<Q>: Okay.

<A – Edward Fred>: For ‘11.

<Q>: Do you see any sort of indication or anything like that wherein these things might get moved off or pushed down or is it guaranteed to be accomplished in 2011, so you can meet your targets?

<A – Edward Fred>: Okay. Well, look, I can’t ever guarantee anything for you. Here’s what I can tell you.

<Q>: Okay.

<A – Edward Fred>: When you assume that a bulk of our revenue is coming from these three programs. First one, A-10, fully funded $2 billion program by the U.S. Government.  Given the

CPI Aerostructures, Inc.	CVU	Q4 2010 Earnings Call	Mar. 9, 2011
Company▲	Ticker▲	Event Type▲	Date▲

uncertainty in the world situation, and especially the location of it being in deserts where you won’t be engaged in any kind of fighter activity, it will be more at a ground kind of thing.

The A-10 is the most valuable asset we have in that regard. So that plane is being – is getting new wings because the wings are showing stress fracture. I don’t see that program getting stopped for any reason whatsoever.  Plus this year is fully funded, so it wouldn’t impact 2011 for us at all.

Second one, G650, that would be the only one that would ever concern me because it is subject to world conditions, economic conditions, anything that could go wrong in the world that really wasn’t designed for the 650, but just has its own impact to it. That said, we are already gearing up to build the 2011 piece of business so again I think if anything were to have happened to that plane, it would impact 2012, not ‘11.

And lastly E-2D, again, tensions in the world, everything that is going on, the E2 becomes the most valuable resource because it’s the only early warning radar plane that can land on an aircraft carrier and protect the fleet.

<Q>: Okay.

<A – Edward Fred>: So I don’t see, even in times of post defense budget, I don’t see somebody coming along and saying, why we’re not going to build more E-2Cs now today or E-2Ds I should say now. Could they delay some, could they make some changes, yes, but again when you are already into March of 2011, that makes 2011 pretty much a done deal. The only place that I would see these things becoming problematic would be in 2012, and right now we have no indication from anybody anywhere that that’s going to be the case.

<Q>: All right. Sounds good, guys. Thanks a lot.

<A – Edward Fred>: You are very welcome. Thank you.

Operator:  Our next question comes from Paul Berger with Paul B Associates. Please state your question.

<Q>: Good morning.

<A – Edward Fred>: Hey Paul, how are you?

<Q>: Good. Couple of small things. One on the miscellaneous items that you are reporting as contracts that you can’t make announcements on because I believe you used a number of around $0.5 million. Do we have any new major names in that category?

<A – Edward Fred>: No. If there is a new major name, Paul, we will announce that, no matter what the dollar value of the contract is.

<Q>: Okay. Also on the TOP’s program, if I remember correctly it should be ending this spring and then the Structural Commodity Council contract takes over.

<A – Edward Fred>: That’s correct.

<Q>: Can you give us any color on that?

<A – Edward Fred>: Well, the ordering period ends May of 2011, that doesn’t mean that we – business stops, revenue won’t stop, we will have to build et cetera, but they can’t order from that contract anymore past 2011 – May of 2011.

CPI Aerostructures, Inc.	CVU	Q4 2010 Earnings Call	Mar. 9, 2011
Company▲	Ticker▲	Event Type▲	Date▲

The Structural Commodity Council was basically the follow on to the TOP contract where we were picked as a winner of that contract, some little differently though than the TOP was. Us and one or two other companies were picked as the three companies that, the only three that could bid on any item that was on the Structural Commodity Council award. That’s also a seven year award.

So what will happen is when they decide they need something structural for the C5, they will go back to that award, they’ll look to see if that item is on there, and if it is, they will present it to the three companies who were “winners” and those three will then provide their bids. Now one of those three companies is already dropped out of the Commodity Council win if you will. They have changed their direction a little bit, they’re going after some different things, and so it’s really down to us and one other company. Company called Top Flite and this is all public information, it can be found.  And so as things occur from that contract it will be put out to bid between the two of us.

We'll win some, we’ll lose some. I would like to say to you we will win ones that are more complex and lose the ones that are less complex and that’s not necessarily a bad thing quite honestly. The more complex is biggest dollar value.

<Q>: Were there a dollar amount on the ID/IQ?

<A – Edward Fred>: You know what? I think there might, Paul, but after having lived through the C-5 TOP ID/IQ dollar amount. I completely ignored it, because the likelihood of them buying everything on it. It’s slim and none based on seven years of experience with the TOP contract. So to say to you what’s an ID/IQ for $400 million and I am just throwing a number out, don't hold me to it. It doesn’t make any sense. I must rather just report when I win something on it, report back okay CPI was awarded the blank, blank, and blank for $3 million and this is pursuant to the Structural Commodity Council contract that was awarded in 2010.

<Q>: Okay. And one more follow-up on that. How is our relationship with Vought and where does Vought fall into all this C-5 work, or what they were awarded and did drop out in May and...

<A – Edward Fred>: Yeah, they are in the same situation as us, dropps out in 2011 – May of 2011. Both, contracts were awarded the same time. They did not bid on an unrestricted version even before they were acquired by Triumph Group. When you say how is our relationship with Vought, it is what it is.  It's not great, it’s not bad, it’s not anything anymore, because Vought is basically losing its personality and holding itself in Triumph Group.

I think they’re going to head in different directions to be quite honest with you than they did when we dealt with them. You have to remember something Vought was strictly, solely and 100% a supplier of commercial structure prior to 9/11. What made Vought go into the military side of the house, was the fact that commercial got beaten out so badly after 9/11 and they were looking for a way to continue hold on to their employees, keep their factories fully utilized et cetera.

When they got into the game, I think they were displeased with what they found out about working with the U.S. Government. And just to explain that very quickly if I can, just to give you folks some color. We got a contract, ops contract valued at potentially $250 million over seven year period of time, that was if the U.S. Government ordered every item on the list and at every highest quantity. Now, that didn’t seem how outlandish, but some quantities were 17, no quantity was over I believe 51 pieces, now there were a 109 I think C-5s at that time.

We dealt with it, we moved into a bigger facility, that was a good decision, I know a lot of people say well they took on more space than they needed, folks if you could see what this place looks like right now as far as capacity, you wouldn’t think we made a bad decision.

CPI Aerostructures, Inc.	CVU	Q4 2010 Earnings Call	Mar. 9, 2011
Company▲	Ticker▲	Event Type▲	Date▲

But, with that said, as we deal with it as we get orders and we will expand and we’ll do this, we’ll do that. Vought went the another direction, their contract, I think the number might be off a little, I think it was $473 million, okay?

And they looked at it very differently, they said to themselves holy mackeral. If they order 51 of X on our list, we are going to need two set of tools, we’re going to need a whole facility to turn them out on time et cetera, et cetera, et cetera. So they – I mean they have built a whole second set of tooling that every product that was on their list, okay at their own cost.

They also had an entire facility that was just designed for the C-5 TOP and their experience mimiced ours, I guess they have got slightly more in revenue than we did, but for a company that expected $473 million and they got $60 million over a seven year period, it was tremendous hard ache to them and I think it made them very, very disenchanted with doing business with the U.S. Government, and that’s not to say the U.S. Government did anything wrong at all. They go by their needs, Vought anticipated their needs based on how the commercial market goes and it just didn't work out.

<Q>: On that two, did, the Vought one,  you got all of the structural commodity contracts?

<A – Edward Fred>: They have not submitted that yet to anybody, because we were the only company that bid on the unrestricted one. A lot of people look, a lot of companies in this country soured on how that contract was administered. And all of the big guys saw what happened to Vought and said, we’re not getting in that mess and so, nobody bid on it except us.

Now at this moment, they don’t have the needs for those parts. Now, they can do one of two things. They can add them to the commodity council contract we won or they can just go out as individual bids every time and quite honestly, that’s probably not the silliest thing to do, given our experience with the C-5 TOP contracts and how that was led out. I mean if there were a 108 items on there, I’ll bet you we probably built a dozen and the other 90 or whatever it didn’t happen. So it might pay for them on these other items, just to go out one at a time.

<Q>: Okay, great. Thanks and good luck.

<A – Edward Fred>: All right take care, Paul.

Operator:  Thank you. [Operators Instructions] Our next question comes from Ron Artinian. Please state your question.

<Q>: Hi Ed, how are you? You guys have been doing a great job.

<A – Edward Fred>: Thank you, Ron.

<Q>: The first thing I wanted to do is congratulate, I haven’t talked to you guys in a while.

<A – Edward Fred>: Thank you, appreciate it.

<Q>: As a private investor, I’m allowed to ask a dumb question, the analysts have a lot more information than I do. But I have a very minor question, main reason for me saying something today was to congratulate you guys on really ramping up beautifully.

<A – Edward Fred>: Thanks.

<Q>: Somebody sent me something because they know I follow the company about a contract award yesterday. Was that incorporated into what you talked about, because it says there is a

CPI Aerostructures, Inc.	CVU	Q4 2010 Earnings Call	Mar. 9, 2011
Company▲	Ticker▲	Event Type▲	Date▲

$7.6 million government contract awarded to you guys March 8th, on fedbizops.gov. Is that correct or not? I’m confused if that was something you’ve already sort of talked about?

<A – Edward Fred>: It is correct, it is. You just heard us discuss the C-5 TOP contract.

<Q>: Right, I know it’s the TOP. Is that part of what we’ve been talking about?

<A – Edward Fred>: This is a release against that contract.

<Q>: I see.

<A – Edward Fred>: This is the way they’ve done it for six or seven years.

<Q>: Right, right. It’s just – so it’s kind of a – it’s more of the same.

<A – Edward Fred>: More of the same, yes. But – certainly if we’re speaking into our guidance, if we get another release this year and it's nice of people to say okay that you know what, at the end of the day if this contract wasn’t worth $215 million like we hope for, right now, it’s going to be worth $44 million from the time we got it, which – and somebody said to me in 2004, it's $44 million contract, to build C-5 TOP, I would have been doing back flips.

<Q>: Right, right. Okay.

<A – Edward Fred>: So the reason is not out, unfortunately U.S. government kind of short circuits everything we try to do in that we did not know they were putting it out last night if you look at the time they put it out...

<Q>: Yeah.

<A – Edward Fred>: There was nothing we could have done about it and had just been signed literally an hour before and we have approval cycles we have to go through with our press releases et cetera.

<Q>: Right – I completely understand. But that’s good news then, that’s good stuff.

<A – Edward Fred>: It’s great news. They just pulled my damn thunder.

<Q>: I apologize.

<A – Edward Fred>: Not you, the U.S Government.

<Q>: Okay.

<A – Edward Fred>: Not you.

<Q>: Well, thank you and continue the great job. Thank you.

<A – Edward Fred>: Thanks, Ron.

Operator:  Thank you. Ladies and gentleman there are no further questions at this time. I will now turn the conference back over to management for closing remarks.

CPI Aerostructures, Inc.	CVU	Q4 2010 Earnings Call	Mar. 9, 2011
Company▲	Ticker▲	Event Type▲	Date▲

Edward Fred, President and Chief Executive Officer

Thank you all. Glad to have you all on the call. We’ll be back and I guess in about eight weeks, most of you may have figured out by now or if you haven’t, I’ll tell you. We are within a couple of months of being considered a large filer now. No longer a small filer from an SEC standpoint because the public float of our market cap is over $75 million.

So if it is still that case by June 30th of this year, we automatically become a large filer. What we tried to do here now as you saw from not only our preliminary release couple of weeks ago, but the fact that we announced probably two and half weeks earlier than we usually do now, is we are going to trying to announce earlier and earlier – look for something that is 35, 37 days in.

And get even better at as we go along so that when the requirement comes, but we have less time to file, we are already on board. So you’ll hear from us in early May. I think we’re shooting for an earnings date right now of May 4th. If I’m not mistaken, so we’ll on the phone with you guys again in less than eight weeks giving you the first quarter results. So again, I thank you all for the support. I also – we truly do appreciate the great comments from you guys.

We are working hard here and we got a lot of people working hard here to produce the kind of results, we tell you about, and it's funny, a lot of them go home and listen to the call at night and you’re thanking us is also thanking them. So, we appreciate it very much.

So with that, I’ll see some of you in Laguna Niguel in three days and the rest we’ll talk to you soon. Thank you.

Operator:  Thank you. This concludes today’s conference. All parties may disconnect now. Have a great day.